UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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WASHINGTON BANKING COMPANY
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 19, 2011

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Shareholders of Washington Banking Company will be held at the Best Western Harbor Plaza, 33175 State Route 20, Oak Harbor, Washington, on Thursday, May 19, 2011 at 3:00 p.m., to consider and to vote upon the following matters:

1. AMENDMENT TO ARTICLES OF INCORPORATION. To approve an amendment to our Articles of Incorporation to declassify the Board of Directors and provide for the annual election of directors.

2. ELECTION OF DIRECTORS. To elect the six nominees named in the attached proxy statement to the Board of Directors to serve one-year terms expiring at the 2012 annual meeting and upon their successors being duly elected and qualified. In the event the proposed amendment to our Articles of Incorporation to declassify the Board of Directors does not pass, shareholders will be asked to elect the two nominees named in the attached proxy statement whose terms expire at the 2011 annual meeting to serve three-year terms as Class 3 directors until the 2014 annual meeting and upon their successors being duly elected and qualified.

3. NON-BINDING ADVISORY “SAY-ON-PAY” VOTE ON EXECUTIVE COMPENSATION. To consider an advisory vote on named executive officer compensation.

4. NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF THE “SAY-ON-PAY” VOTE. To consider an advisory vote on the frequency (annually, every two years or every three years) of the advisory vote on named executive officer compensation.

5. NON-BINDING RATIFICATION OF AUDITOR APPOINTMENT. To ratify the Audit Committee’s appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

6. OTHER BUSINESS. To consider and act upon such other business as may properly be brought before the 2011 Annual Meeting, or any adjournments or postponements thereof.

Only shareholders of record at the close of business on March 15, 2011 are entitled to notice of and to vote at the Annual Meeting, and any adjournments or postponements thereof.

Your Board of Directors unanimously recommends that shareholders vote “FOR” the amendment to our Articles of Incorporation, “FOR” each of the Board’s nominees in the election of directors, “FOR” the advisory vote on named executive officer compensation, “ANNUALLY” for the advisory vote on the frequency of the vote on named executive officer compensation, and “FOR” ratification of Moss Adams LLP.

By Order of the Board of Directors

Shelly L. Angus
Corporate Secretary

Oak Harbor, Washington
April 1, 2011

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 19, 2011.  A full set of proxy materials, including a copy of the accompanying proxy statement and the annual report to shareholders is available at http://www.edocumentview.com/WBCO.

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY ALSO VOTE BY PHONE OR ON THE INTERNET — PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING, AND ARE THE RECORD HOLDER OF YOUR SHARES (OR HOLD A “LEGAL PROXY” FROM YOUR BROKER) YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY FOLLOWING THE INSTRUCTIONS IN THE ACCOMPANYING PROXY STATEMENT

WASHINGTON BANKING COMPANY
450 SW Bayshore Drive
Oak Harbor, Washington 98277
360-240-6458

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

This Proxy Statement and the accompanying Proxy Card are being first sent to shareholders on or about April 1, 2011, for use in connection with the Annual Meeting of Shareholders of Washington Banking Company (“WBCO” or the “Company”) to be held on Thursday, May 19, 2011 at 3:00 p.m. at the Best Western Harbor Plaza, 33175 State Route 20, Oak Harbor, Washington. Only those shareholders of record of WBCO’s common stock at the close of business on March 15, 2011 will be entitled to notice of and to vote at the Annual Meeting. The number of shares of common stock outstanding and entitled to vote at the Annual Meeting is 15,332,823.

Solicitation

WBCO’s Board of Directors is soliciting your proxy. Giving us your proxy means that you authorize another person or persons to vote your shares of common stock at the Annual Meeting in the manner you direct. The written document you complete is referred to as a Proxy Card or Voting Instruction Form depending on how you own shares.

The costs of solicitation will be borne by the Company. In addition to the use of the mails, solicitation may be made, without additional compensation by directors, officers and other employees of WBCO or its subsidiary, Whidbey Island Bank (the “Bank”), by telephone, facsimile or personal contact. The Company does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar recordholders for reasonable expenses in mailing proxy materials to beneficial owners.

Voting on Matters before the Annual Meeting

We must have a quorum to conduct any business at the Annual Meeting. A majority of shareholders entitled to vote at the Annual Meeting, represented in person or by proxy, constitutes a quorum. The shares of a shareholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum.

On each matter before the annual meeting, including the election of directors, shareholders have one vote for each share of common stock held. The proposed amendment to our Articles of Incorporation requires the affirmative vote of a majority of all votes entitled to be cast on the proposed amendment. The nominees for election as directors who receive the greatest number of votes will be elected directors. Shareholders are not entitled to cumulate their votes in the election of directors. Approval of the ratification of auditors and other matters require the affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote at the annual meeting. The advisory votes on auditor ratification, named executive officer compensation and the frequency of voting on named executive officer compensation are non-binding and the results will be considered by the Board and the Audit or Compensation Committee.

The Company has not received any director nominations from shareholders or timely notice of any shareholder proposals to be considered at the annual meeting. Shareholders may submit nominees and matters for a vote only in accordance with SEC rules and the Company’s Bylaws. The Board of Directors does not presently know of any matters to be brought before the Annual Meeting, other than the amendment to the Articles of Incorporation, the election of directors, the advisory votes on executive compensation and frequency of executive compensation votes and the ratification of auditors.

With regard to the election of directors, votes may be cast in favor of some or all of the nominees or withheld as to some or all of the nominees. Abstentions may be specified on all proposals except the election of directors. An abstention from voting can have the practical effect of voting against a proposal when a majority vote is required, since the shares which are the subject of the abstention will be considered present and entitled to vote but will not be voted in favor of the proposal.

If shares are held in “street name” through a broker or other nominee (that is, the broker or nominee is the record holder but not the beneficial owner), the broker or nominee is permitted to exercise voting discretion with respect to the ratification of auditors but not with respect to the amendment to our Articles of Incorporation, the election of directors or the advisory votes on named executive officer compensation. Thus, if the broker or nominee is not given specific voting instructions by the beneficial owner, shares may be voted on the ratification of auditors by the broker or nominee at their own discretion. However, if your shares are held in street name and neither you nor your broker votes them, the votes will be “broker non-votes” which will have the effect of excluding your vote from the tallies.

For properly executed Proxies received by WBCO in time for the annual meeting, the persons named in the Proxy to vote the shares will vote them as instructed, but if no instructions are given it is the intention of the persons named in the Proxy to vote the shares represented by the Proxy: “FOR” the proposed amendment to the Articles of Incorporation, “FOR” each of the nominees for director listed in this Proxy Statement, “FOR” the advisory vote on named executive officer compensation, “ANNUALLY” for the frequency of the advisory vote on named executive officer compensation, and “FOR” the ratification of auditors.

You may also vote by phone or on the Internet. Please see the instructions on the proxy card that accompanied this Proxy Statement.

Revoking a Proxy

Any Proxy given by a shareholder may be revoked before its exercise (1) by delivery to WBCO’s Secretary of a written notice of revocation, (2) by delivery to WBCO’s Secretary of a subsequently dated Proxy, or (3) at the annual meeting prior to the taking of the shareholder vote. If you vote through your broker, please contact your broker to change or revoke your vote.

Counting Votes

The proxy votes will be tabulated by the Company’s transfer agent, Computershare Trust Company. At the Annual Meeting, the votes will be counted and inspected by WBCO’s corporate secretary, or her designate, as appointed by the Company’s Board of Directors. We will report the voting results in a Form 8-K filed with the SEC within four business days of the annual meeting.

Attending the Annual Meeting

All shareholders of record as of March 15, 2011, are welcome to attend the Annual Meeting. If you wish to vote shares you own beneficially at the meeting, you must first request and obtain a “legal proxy” from your broker or other custodian. At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement and legal proxy as proof of ownership.

Additional Information

If you have questions about the Annual Meeting, submitting your Proxy or if you need copies of materials, please contact our corporate Secretary, Shelly Angus, at 450 SW Bayshore Drive, Oak Harbor, Washington 98277, 360-240-6458.

PROPOSAL 1: AMENDMENT TO ARTICLES OF INCORPORATION

Our articles of incorporation currently provide that the Company’s board of directors is divided into three classes and each year the term of office of one class expires. A board divided into multiple classes is often referred to as a “classified” or “staggered” board. At the 2010 Annual Meeting, shareholders voted on a resolution to recommend that the Board of Directors review and take steps necessary to eliminate the classified board and require all directors annually stand for election. A majority of the shares that voted on the proposal at the 2010 Annual Meeting voted in favor and approximately 45.2% of the then outstanding shares voted in favor with 27.5% voting against. The proposal passed.

In preparation for the 2011 annual meeting our Corporate Governance / Nominating Committee reviewed the shareholder vote and the arguments in favor of and against a classified board and recommended to the Board of Directors that we amend our Articles of Incorporation to provide for annual election of directors. On February 24, 2011, our Board of Directors adopted a resolution recommending that shareholders approve an amendment to our Articles of Incorporation to remove the classified board provisions and provide for the annual election of all directors. The committee and the Board of Directors considered that classified board structures have been criticized from a corporate governance perspective because they do not allow for an annual shareholder referendum on the performance of the Board of Directors, and that the election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies.

If shareholders approve the proposed amendment to provide for the annual election of all directors, the terms of all directors elected this year will expire at the 2012 annual meeting. If this proposal is not approved, our board of directors will remain classified and two directors — Jay Lien and Edward Wallgren, who are currently serving as Class 3 Directors — will stand for election to three year terms that will expire at the 2014 annual meeting.

Amendment to the Articles of Incorporation

The Board of Directors approved an amendment to the Articles of Incorporation to delete Section 4.2 and replace it with the following:

‘‘Section 4.2.  Commencing with the 2011 Annual Meeting of Shareholders, each director shall be elected to serve a term of one year, with each director’s term to expire at the next annual meeting following the director’s election. Notwithstanding the expiration of the term of a director, the director shall continue to hold office until his or her successor has been elected and qualified. A decrease in the number of directors will not have the effect of shortening the term of any incumbent director. At each annual meeting, the shareholders will elect directors by a plurality of the votes cast by the shares entitled to vote in the election.”

Vote Required to Approve the Amendment

A majority of the outstanding shares as of March 15, 2011, must vote in favor of the proposed amendment.

Board Recommendation

The Board of Directors recommends a vote “FOR” the proposed amendment.

PROPOSAL 2: ELECTION OF DIRECTORS

Directors are currently divided into three classes, each class serving three-year terms. At each annual meeting, approximately one-third of the members of the Board of Directors have been elected. The terms of current Class 3 directors Jay Lien and Edward Wallgren expire at the 2011 Annual Meeting. The Board of Directors, however, has approved and recommends that shareholders approve the proposed amendment to our Articles of Incorporation described above to eliminate the classes of directors effective immediately and to require each director to annually stand for election.

Messrs. Lien and Wallgren have been nominated by the Board of Directors for re-election at the Annual Meeting, and the Board of Directors has nominated each of the incumbent Class 1 and Class 2 directors to stand for election at the Annual Meeting. If the proposed amendment does not pass, only Messrs. Lien and Wallgren will stand for re-election for terms expiring at the 2014 annual meeting and we will maintain our classified board with the Class 1 directors’ terms expiring at the 2012 annual meeting and the Class 2 directors’ terms expiring at the 2013 annual meeting. If the proposed amendment passes, the nominees will be each of the six incumbent directors and their terms will expire at the 2012 annual meeting.

WBCO’s Articles of Incorporation provide that the number of directors to be elected by the shareholders shall be not less than five nor more than 12 and that, within such minimum and maximum, the exact number of directors shall be fixed by resolution of the Board of Directors. The Board of Directors has fixed the number of directors at six.

Each nominee has indicated that he is able and willing to serve on the Board of Directors. If any nominee should become unable or unwilling to serve, the Proxy will be voted for such person as is designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will be unable or unwilling to serve.

Information about the Nominees

The address for each of the nominees and all incumbent directors is care of WBCO, 450 SW Bayshore Drive, PO Box 7001, Oak Harbor, Washington 98277. All nominees are presently directors of both WBCO and the Bank.

Jay T. Lien	Director since 1987

Mr. Lien, 67, has been the president of a real estate company since 1986. He is currently the President of Saratoga Passage LLC, a real estate company that was established in 2004. Mr. Lien served as Chairman of the Board of WBCO and the Bank from September 1998 until April 2001. In addition to providing diversity in geographic representation through his activity on Camano Island and in San Juan County, Mr. Lien’s experience in the real estate industry and as a business owner provides specialized knowledge of the Bank’s market areas and real estate economic conditions. A significant portion of the Bank’s lending activity is in commercial real estate and an understanding of real estate in each of our primary markets is essential to our loan review process.

Mr. Lien currently serves as Class 3 director and his term is set to expire at the Annual Meeting.

Edward J. Wallgren	Director since 1991

Mr. Wallgren, 72, has been the President of Island O.K. Tires, Inc. since 1968. Island O.K. Tires, Inc. is currently the owner of one Les Schwab Tire store in northwestern Washington. Mr. Wallgren served as Chairman of the Board of WBCO and the Bank from February 1996 until September 1998. As a longtime business owner, Mr. Wallgren has experience in managing a growing company, as well as having human resources experience through his management of large numbers of employees at various locations. Mr. Wallgren lives and is active in the Island County business community, home to the Bank’s headquarters. As a community banking organization, local business relationships are important to the continued success of the company.

Mr. Wallgren currently serves as Class 3 director and his term is set to expire at the Annual Meeting.

Robert T. Severns	Director since 2010

Mr. Severns, 60, has been in the title insurance business for nearly 40 years. Since 1999, he has been the President of Chicago Title Insurance Company/ Island Division, Oak Harbor. He served on the Island Title Company Board of Directors for 15 years and is currently Chairman of the Board for Land Title of Kitsap and Mason Counties. Mr. Severns serves as an Oak Harbor City Council member. He holds a Bachelor of Arts Degree in Administrative Management from Central Washington University, and has varied experience in board and committee memberships at local and state levels. Mr. Severns brings to the board a specialized knowledge of the title insurance industry, extensive community involvement, and a considerable amount of experience as a director.

Mr. Severns currently serves as a Class 2 director and his term was originally set to expire in 2013. As described above, we are proposing to eliminate classes of directors and have each director serve for one-year terms.

John L. Wagner	Director since 2007

Mr. Wagner, 67, has been the President and Chief Executive Officer of WBCO since October 2008 and the President and Chief Executive Officer of the Bank since April 2007. He joined the Bank in 1999 as Senior Vice President and Regional Manager in Whatcom County. In 2002, Mr. Wagner was selected to oversee branch administration and was promoted to COO in 2004. Mr. Wagner has a broad background in banking and international finance as well as comprehensive administrative experience as former President of Bank of Washington in Bellingham, Washington. Mr. Wagner has extensive experience regarding the operations and products of the Company, gained through his position as President of the Company and his prior operations experience with the Bank. He brings to the Board specialized knowledge of the banking and financial services industries, extensive experience in human resources management, and community relations experience.

Mr. Wagner currently serves as a Class 2 director and his term was originally set to expire in 2013. As described above, we are proposing to eliminate classes of directors and have each director serve for one-year terms.

Gragg E. Miller	Director since 2009

Mr. Miller, 59, is the President of Coldwell Banker Miller-Arnason realtors in Bellingham, a position he has held since 1978. Miller holds a Bachelor’s Degree from the University of Washington. He has attended numerous professional institutes in the real estate field and was honored with the Lifetime Achievement Award from the Whatcom County Board of Realtors in 2006. Mr. Miller has extensive community relations experience, with involvement in civic and business organizations in

Bellingham. He brings to the board a specialized knowledge of the real estate industry, with a focus in Whatcom County, and experience in overseeing a growing company.

Mr. Miller currently serves as a Class 1 director and his term was originally set to expire in 2012. As described above, we are proposing to eliminate classes of directors and have each director serve for one-year terms.

Anthony B. Pickering	Director since 1996

Mr. Pickering, 63, owned Max Dale’s Restaurant and Stanwood Grill from 1983 and 2001, respectively, until 2008. He holds a Bachelor’s Degree in Mathematics from Washington State University. He is a past-President of the Skagit Valley Hospital Foundation and previously served as a Trustee for the Washington State University Foundation Board of Trustees and on the board of the Economic Development Association of Skagit County. Mr. Pickering currently serves as Chairman of the Board of WBCO and the Bank, on the board of directors of the Skagit Preschool and Resource Center and the Skagit Regional Public Facilities District. Mr. Pickering’s reputation as a well-respected member of the Skagit County community, including Mt. Vernon citizen of the year and his prior board experience bring leadership qualities to the board. Mr. Pickering’s business background gives him experience in financial literacy, human resources management, and community relations.

Mr. Pickering currently serves as a Class 1 director and his term was originally set to expire in 2012. As described above, we are proposing to eliminate classes of directors and have each director serve for one-year terms.

Board Recommendation

The Board of Directors recommends a vote “FOR” the nominees.

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), and recently adopted SEC rules, require us to include the following resolution, often referred to as “Say-On-Pay”, for shareholders to consider and approve, in a non-binding advisory vote:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the executive compensation tables and accompanying narrative disclosure in this Proxy Statement.”

We believe our compensation practices are strongly aligned with the long-term interests of shareholders. The Say-On-Pay vote is advisory and will not be binding upon the Board of Directors. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL 4: NON-BINDING VOTE ON THE FREQUENCY OF SHAREHOLDER
VOTES ON EXECUTIVE COMPENSATION

In addition to “Say-On-Pay”, Dodd-Frank and recently adopted SEC rules require us to include a proposal for shareholders to recommend, in a non-binding advisory vote, how often we should include a vote on the compensation of our named executive officers. We are providing you with the opportunity to abstain or to recommend that the vote occur annually, every two years or every three years.

After careful consideration of this proposal, our Board of Directors determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company at this time. An annual vote aligns shareholder feedback with management decision making. Compensation decisions are reviewed and typically made on an annual basis.

Because the vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by the Board of Directors.

Board Recommendation

The Board of Directors recommends that you vote to recommend that the non-binding shareholder vote on named executive officer compensation occur “ANNUALLY”.

PROPOSAL 5: RATIFICATION OF AUDITOR APPOINTMENT

The Audit Committee selected the firm of Moss Adams LLP (“Moss Adams”), the Company’s independent auditors for the year ended December 31, 2010, to act in such capacity for the fiscal year ending December 31, 2011, and recommends that shareholders vote in favor of ratification of such appointment. There are no affiliations between the Company and Moss Adams, its partners, associates or employees, other than those which pertain to the engagement of Moss Adams in the previous year (i) as independent auditors for the Company and (ii) for certain consulting services. Moss Adams has served as the Company’s independent auditors since 2002.

Shareholder approval of the selection of Moss Adams as the Company’s independent auditors is not required by law, the Company’s bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work and the independent auditors. The Audit Committee will consider the results of the shareholder vote on this proposal and, in the event of a negative vote, will reconsider its selection of Moss Adams. However, the Audit Committee is not bound by the shareholder vote.

Even if Moss Adams’ appointment is ratified by the shareholders, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders. A representative of Moss Adams is expected to attend the annual meeting and that representative will have the opportunity to make a statement, if they desire to do so, and to answer appropriate questions.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” the ratification of Moss Adams as independent auditor.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth information with respect to beneficial ownership of WBCO’s common stock by (a) each director as of March 15, 2011; (b) the named executive officers (who constitute all of the Company’s executive officers) as of March 15, 2011; (c) all directors and executive officers as a group as of March 15, 2011 and (d) all shareholders known by WBCO to be the beneficial owners of more than 5% of the outstanding shares of WBCO common stock as of the date indicated in filings by such owners with the SEC. Except as noted below, WBCO believes that the beneficial owners of the shares listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. The percentages shown are based on the number of shares of WBCO common stock deemed to be outstanding, under applicable regulations (including options exercisable and RSUs vesting within sixty days of the record date). WBCO has one outstanding class of securities — common stock.

	Shares Beneficially Owned at
	March 15, 2011
			Percentage of Outstanding
Name	Number		Common Stock

John L. Wagner, Director, President and CEO	58,032	(1)	*
Joseph W. Niemer, Executive Vice President and CCO	18,205	(2)	*
Richard A. Shields, Executive Vice President and CFO	34,021	(3)	*
Bryan McDonald, Executive Vice President and COO	13,718	(4)	*
Jay T. Lien, Director	68,653	(5)	*
Gragg E. Miller, Director	14,000		*
Anthony B. Pickering, Director	55,435	(6)	*
Robert T. Severns, Director	916		*
Edward J. Wallgren, Director	199,728	(7)	1.3%
Directors and executive officers as a group (9 persons)	462,708	(8)	3.0%
Name and Address
The Banc Funds Company, LLC	1,081,086	(9)	7.0%
20 North Wacker Dr, Suite 3300
Chicago, IL 60606
Lord, Abbett & Co. LLC(10)	957,696	(10)	6.2%
90 Hudson Street
Jersey City, NJ 07302
Endicott Management Company(11)	901,600	(11)	5.9%
360 Madison Ave, 21st Floor
New York, NY 10017
Wellington Management Co, LLP	842,506	(12)	5.5%
75 State Street
Boston, MA 02109

*	Represents less than 1.0%

(1)	Includes 11,146 shares issuable upon exercise of options and 175 RSU shares issuable at vesting. Of the 11,146 option shares, 549 are exercisable at $6.15 per share, 8,000 are exercisable at $9.11 per share, 496 are exercisable at $14.60 per share, and 2,101 are exercisable at $15.98 per share.

(2)	Includes 9,913 shares issuable upon exercise of options and 175 RSU shares issuable at vesting. Of the 9,913 option shares, 6,666 are exercisable at $9.11 per share, 620 are exercisable at $14.60 per share and 2,627 are exercisable at $15.98 per share.

(3)	Includes 10,930 shares issuable upon exercise of options and 175 RSU shares issuable at vesting. Of the 10,930 option shares, 8,333 are exercisable at $9.11 per share, 496 are exercisable at $14.60 per share and 2,101 are exercisable at $15.98 per share.

(4)	Includes 4,288 shares issuable upon exercise of options and 80 RSU shares issuable at vesting. Of the 4,288 option shares, 3,333 are exercisable at $9.11 per share and 955 are exercisable at $15.98 per share.

(5)	Includes 5,149 shares issuable upon exercise of options, and 700 shares owned by Dan Garrison, Inc. Profit Sharing Plan, for which Mr. Lien is the Trustee. Of the 5,149 option shares, 844 are exercisable at $4.50 per share, 1,380 are exercisable at $6.54 per share, 1162 are exercisable at $14.60 per share and 1,763 are exercisable at $15.98 per share.

(6)	Includes 10,591 shares issuable upon exercise of options. Of those shares, 4,216 are exercisable at $4.50 per share, 3,450 are exercisable at $6.54 per share, 1,162 are exercisable at $14.60 per share and 1,763 are exercisable at $15.98 per share.

(7)	Includes 2,925 shares issuable upon exercise of options. Of those shares, 1,162 are exercisable at $14.60 per share and 1,763 are exercisable at $15.98 per share.

(8)	Includes (a) 54,942 shares issuable pursuant to options exercisable within 60 days of the date of this table at exercise prices ranging from $4.50 to $15.98 per share, and (b) 605 restricted stock units issuable as common stock upon vesting within 60 days of this table.

(9)	Based on information set forth in Schedule 13G/A filed with the SEC on February 11, 2011.

(10)	Based on information set forth in Schedule 13G filed February 14, 2011, which indicated sole voting power of 812,496 of the shares indicated.

(11)	Endicott Management Company includes: Endicott Opportunity Partners II LP, Endicott Opportunity Partners III LP, W.R. Endicott IIp LLC, and W.R. Endicott III LLC; Messrs. Wayne K. Goldstein and Robert I. Usdan, Managing Members. Based on information set forth in Schedule 13G filed with the SEC on February 16, 2010.

(12)	Based on information set forth in Schedule 13G/A filed with the SEC on February 14, 2011.

CORPORATE GOVERNANCE

Information Regarding the Board and Its Committees

The Board has determined that all non-management directors of the Company are “independent” as that term is defined in The Nasdaq Global Select Market listing requirements. In determining independence of directors, the Board considered the responses to annual Director & Officer Questionnaires that indicated no transactions between the directors and the Company or the Bank other than routine banking transactions with Bank. The Board also considered the lack of any other reported transactions or arrangements; directors are required to report conflicts of interest and transactions pursuant to our Code of Conduct.

The Company’s non-management directors meet in executive session, without management present, on a regular basis. The Board of Directors of WBCO has established standing committees, including an Audit Committee, a Compensation Committee and a Corporate Governance/Nominating Committee. Only non-management, independent directors serve on such committees. The table below shows current membership for each of the standing Board committees.

Audit	Compensation	Corporate Governance/
Committee	Committee	Nominating Committee

Gragg E. Miller*	Jay T. Lien	Jay T. Lien*
Anthony B. Pickering	Anthony B. Pickering	Gragg E. Miller
Robert T. Severns	Robert T. Severns	Anthony B. Pickering
	Edward J. Wallgren*	Edward J. Wallgren

* Committee Chairman

Audit Committee.  The Audit Committee reviews and approves the services of our independent auditors; reviews the plan, scope, and audit results of our internal auditors and independent auditors; and reviews the examination reports of bank regulatory authorities. The Audit Committee also reviews the Company’s annual and other reports to the Securities and Exchange Commission (“SEC”) and the annual report to WBCO shareholders. Each of the Audit Committee members is independent of management within the meaning of currently applicable SEC rules and the Nasdaq Global Select Market listing requirements.

Based on its review of the criteria for a “financial expert” under applicable rules, the Board of Directors believes that Mr. Miller qualifies as an audit committee financial expert. The Company’s Board of Directors has adopted a written charter for the Audit Committee which is available on our web page, www.wibank.com. The document can be accessed by clicking on the “Investor Relations” tab and then the “Governance” tab. There were four meetings of the Audit Committee during 2010 and each of the Audit Committee members attended at least 75% of the meetings.

Compensation Committee.  The Compensation Committee is responsible for establishing and monitoring compensation programs, and for evaluating the performance of executive officers of WBCO and its subsidiaries. Each of the Compensation Committee members is independent within the meaning of currently applicable SEC rules and the Nasdaq Global Select Market listing requirements. The Company’s Board of Directors has adopted a written charter for the Compensation Committee, which is posted on the Company’s website, www.wibank.com. The document can be accessed by clicking on the “Investor Relations” tab and then the “Governance” tab. During 2010, there were five meetings of the Compensation Committee and each of the Compensation Committee members attended at least 75% of the meetings.

Corporate Governance/Nominating Committee.  The Corporate Governance/Nominating Committee performs a critical role in guiding the Company’s strategic direction and oversees the management of the Company, as well as performing the functions of a nominating committee. Board candidates, including directors up for reelection and potential candidates recommended by shareholders, are considered based upon various criteria, such as business and professional skills and experiences, banking experience, concern for long-term interests of the shareholders, personal integrity, freedom from conflicts of interest, sound business judgment, community involvement and time available to devote to board activities. The committee identifies nominees for director through recommendations of directors, executive officers, and shareholders; neither the committee nor the board have paid search companies to locate potential candidates, but reserve the ability to do so in the future. The committee considers the attributes and experience of retiring directors when seeking nominees. The committee has not historically considered diversity in identifying nominees for director, and does not have a specific policy with regard to the consideration of diversity in identifying director nominees.

The Corporate Governance/Nominating Committee is comprised solely of directors who are independent within the meaning of currently applicable SEC rules and the Nasdaq Global Select Market listing requirements. The Company’s Board of Directors has adopted a written charter for the Corporate Governance/Nominating Committee, which is posted on the Company’s website, www.wibank.com. The document can be accessed by clicking on the “Investor Relations” tab and then the “Governance” tab. During 2010, the Corporate Governance/Nominating Committee met four times and each of committee member attended at least 75% of the meetings.

Board of Directors Meetings.  There were 15 meetings of the Board of Directors of the Company during 2010. All directors attended at least 75% of the total meetings of the Board in 2010.

Board Leadership Structure

The Board of Directors, in its discretion, may elect a Chairman of the Board. The Chairman leads the board and presides at all Board meetings, and is responsible for delivery of information for the Board’s informed decision-making.

Based upon the structure that we believe best serves the interests of the Company and its shareholders, the Board determines whether the role of the Chairman of the Board and the Chief Executive Officer should be held by one individual or should be separated. Currently, the Chairman of the Board is an independent director.

The Board’s Role in Risk Oversight

Throughout the year, the Board assesses the primary operational and regulatory risks facing the Company and the Bank. In their discussions, the Board considers the relative magnitude of the risks, the likelihood of the risks coming to fruition, and reviews the plans that management has to mitigate those risks. The Audit Committee, which is responsible for the oversight of the Bank’s internal auditor and the Bank’s independent auditors, meets directly with those auditors at various times during the course of the year, reports to the entire Board on the risks discussed in its committee meetings and management’s plans and progress in the supervision and control of those risks.

The Company has a Risk Management Committee comprised of representatives from each operating area of the Bank. The primary purpose of the committee is to review financial and operating risks, identify potential new risks and evaluate the effectiveness of the bank’s risk management process. The committee is chaired by the Chief Financial Officer, who provides periodic reports to the Board of Directors regarding the committee’s assessments of risks.

The Board will continue to review and approve or modify the level of risk that is acceptable, monitor the status of significant risks and the responses thereto, evaluate the status of new initiatives to identify and control risks, and monitor the enterprise risk management strategy and infrastructure.

Director Attendance at Annual Meeting

It is the Company’s policy that the directors who are up for election at the annual meeting attend the meeting. All directors who were up for election at the 2010 annual meeting attended the meeting.

Communications with Directors

The Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send communications to the attention of the Company’s Secretary, Shelly Angus, Washington Banking Company, 450 SW Bayshore Drive, P.O. Box 7001, Oak Harbor, Washington 98277. All communications will be compiled by the Secretary and submitted to the Board or the individual director on a periodic basis.

Shareholder Recommendations for Director Nominees and Nominations by Shareholders

The Board will consider candidates recommended by security holders, and the Company also accepts shareholder nominations made in accordance with the Company’s Bylaws. Recommendations by shareholders are duly considered by the Board or Corporate Governance/Nominating Committee and the committee does not have a specific policy unique to the consideration of director candidates recommended by security holders. The committee does not feel a policy is necessary as it applies the same analysis to all candidates. Shareholders interested in making a recommendation of a potential candidate should follow the procedure for Board communications described above, and the Secretary will forward the recommendation to the Board or the committee. The committee believes that qualified candidates have a combination of one or more of the following: business and professional skills and experience, banking experience, concern for long-term interests of the shareholders, personal integrity, freedom from conflicts of interest, sound business judgment, community involvement and time available to devote to board activities.

The Company’s Bylaws require that shareholder nominations for the 2011 Annual Meeting of Shareholders, if any, must be made in writing not less than 14 nor more than 50 days prior to the Annual Meeting, and must be delivered or mailed to the Chairman of WBCO. However, if less than 21 days’ notice of the Annual Meeting is given to shareholders, the notification must be mailed or delivered to the Chairman not later than the close of business on the seventh day following the day on which notice of the Annual Meeting was mailed. Such notification must contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of WBCO that will be voted for each proposed nominee; (d) the name and address of the notifying shareholder; (e) the number of shares of stock of WBCO owned by the notifying shareholder; and (f) whether the nominee has agreed to serve if elected. Nominations not made in accordance with the above requirements may be disregarded by the Chairman of the Annual Meeting, in his discretion, and upon the Chairman’s instruction, the inspector of elections and vote tabulator may disregard all votes cast for such a nominee.

There have been no material changes to the procedures by which shareholders may recommend nominees to our board of directors since our procedures were disclosed in the proxy statement for the 2010 Annual Meeting.

EXECUTIVE OFFICERS

The following table sets forth certain information about the Company’s executive officers (“Named Executives”):

			Has Served as an
			Executive Officer of the
Name	Age	Position	Company or Bank Since

John L. Wagner	67	President and Chief Executive Officer	2004
Joseph W. Niemer	59	Executive Vice President and Chief Credit Officer	2005
Richard A. Shields	51	Executive Vice President and Chief Financial Officer	2004
Bryan McDonald	39	Executive Vice President and Chief Operating Officer	2010

John L. Wagner.  Mr. Wagner has been the President and Chief Executive Officer of WBCO since October 2008 and the President and Chief Executive Officer of the Bank since April 2007. He joined the Bank in 1999 as Senior Vice President and Regional Manager in Whatcom County. In 2002, Mr. Wagner was selected to oversee branch administration and was promoted to COO in 2004. Mr. Wagner has an extensive background in banking and international finance as well as comprehensive administrative experience as former President of Bank of Washington in Bellingham, Washington.

Joseph W. Niemer.  Mr. Niemer is the Executive Vice President and Chief Credit Officer of the Bank. Mr. Niemer has over 30 years of experience in various credit-related positions with Pacific Northwest-based banks. Most recently, he was the Senior Vice President and Chief Credit Officer for Washington Mutual Bank’s Commercial Group, a position he held from 1995 — 2004, where he oversaw commercial and commercial real estate credit decisions.

Richard A. Shields.  Mr. Shields is the Executive Vice President and Chief Financial Officer of the Company and the Bank. Mr. Shields joined the Bank in 2004 and has over 20 years of experience in various accounting-related positions with Pacific Northwest-based banks. From November 1998 until October 2004, he was the Vice President and Controller at a bank in the Pacific Northwest that grew substantially both organically and through multiple acquisitions.

Bryan McDonald.  Mr. McDonald is the Executive Vice President and Chief Operating Officer of the Bank. Mr. McDonald joined the Bank in 2006 as Commercial Banking Manager and he served as Senior Vice President and Chief Operating Officer of the Bank from April 1, 2010 until his promotion to Executive Vice President on August 26, 2010. Mr. McDonald has been serving in the banking industry since 1994, including in regional commercial lending management roles since 1996 for Washington Mutual and Peoples Bank.

All officers are elected by the Board of Directors for one year terms or until their successors are appointed and qualified. Each of the named executives has an employment agreement with the Company or the Bank. See the narrative discussion following the Summary Compensation table below.

Section 16(a) Beneficial Ownership Reporting Compliance

WBCO is a reporting company under the Exchange Act. Section 16(a) of the Exchange Act, and the rules promulgated thereunder, require directors, officers, greater than 10% shareholders, and certain other key personnel (the “Reporting Persons”) to report their ownership and any change in ownership of WBCO securities to the SEC. Based solely upon our review of (i) Forms 3, 4 and 5 that we filed on behalf of directors and executive officers, or received from them with respect to the fiscal year ended December 31, 2010, and (ii) their written representations that no Form 5 is required, we believe that all reporting persons made all required Section 16 filings with respect to the 2010 fiscal year on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s compensation philosophy and the process that the Compensation Committee undertakes, and factors it considers, in determining appropriate compensation for Named Executives. The Compensation Committee is responsible for establishing and monitoring compensation programs, and for evaluating the performance of executive officers of WBCO and its subsidiaries. Any action taken by the Compensation Committee is reported to the Board at the next Board of Directors meeting with the Compensation Committee’s recommendation, and the Board considers recommended compensation plans and arrangements with Named Executives. The Compensation Committee consists of directors who are independent under NASDAQ and SEC definitions, and the committee operates under a charter available on our web site.

The Chief Executive Officer is actively involved in the compensation process as he recommends, when appropriate, salaries, incentives and awards for other executive officers to the Compensation Committee. The Compensation Committee, however, ultimately reviews and approves individual executive officer salaries, incentives, bonuses, stock option grants and other equity-based awards.

Compensation Philosophy.  The Compensation Committee believes that compensation of executive officers and other key personnel should reflect and support the Company’s goals and strategies and should attract and retain employees who are critical to the Company’s long-term success. In 2010, the Company remained subject to the executive compensation rules governing Troubled Asset Relief Program (“TARP”) participants. Accordingly, the Compensation Committee continued to suspend cash incentive compensation programs for Named Executives that are believed to link compensation with performance.

Principles guiding the compensation philosophy include:

•	providing a competitive salary;

•	maintaining flexibility within the compensation programs to adapt to changes, such as the local competitive environment or recruiting conditions; and

•	providing incentive compensation to reward performance, align employee and corporate goals, and retain key members of senior management.

The Company has historically emphasized cash incentives for performance and equity-based compensation as a long term retention tool and an additional tie to the long-term success of WBCO. Cash incentives were awarded to create a close link between the interests of employees and shareholders by rewarding growth in assets and earnings while maintaining good asset quality. Although the Compensation Committee believes that cash incentives are an important part of the

Company’s compensation program, the TARP restrictions required the Company to shift its focus. In addition, the Compensation Committee considered retirement benefits for the Chief Executive Officer as an important element of a competitive compensation package that also serves as a retention tool. The Compensation Committee anticipates that it will continue to emphasize both cash incentive and equity-based compensation in the future.

U.S. Department of the Treasury TARP Capital Purchase Program.  On October 14, 2008, Treasury announced the TARP Capital Purchase Program (“CPP”) under the Emergency Economic Stabilization Act of 2008 (“EESA”). WBCO participated in the CPP by selling preferred stock and a warrant to purchase common stock to the Treasury on January 16, 2009. On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”), which contained significant, additional restrictions on executive compensation for CPP participants, and amended the executive compensation and corporate governance provisions of EESA. Although we redeemed the preferred stock and repurchased the warrant in 2011, the executive compensation restrictions applied to the Company in 2010.

In addition to reporting and Treasury enforcement provisions, the material executive compensation requirements of EESA, ARRA and related Treasury regulations are as follows:

•	Prohibition on bonus and similar payments. ARRA prohibits the payment of any “bonus, retention award, or incentive compensation” to the top 5 most highly-compensated employees for as long as any CPP-related obligations are outstanding. “Long-term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all CPP-related obligations have been satisfied, and any other conditions which the Treasury may specify have been met.

•	Prohibition on Compensation that Provides an Incentive to Take Unnecessary and Excessive Risks or Encourage Earnings Manipulation. The Compensation Committee is required to review Named Executives compensation arrangements with the Company’s senior risk officers to ensure that officers are not encouraged to take these risks.

•	Clawbacks. EESA required WBCO to recover any bonus or incentive compensation paid to a Named Executive where the payment was later found to have been based on statements of earnings, gains, or other criteria which prove to be materially inaccurate, on the basis of materially inaccurate financial or other performance criteria. ARRA extended this recovery requirement to the next 20 most highly compensated employees.

•	Restrictions on “Golden Parachute Payments”. ARRA prohibits any payment to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason for as long as any CPP-related obligations remain outstanding.

•	Limit on Tax Deduction. The Company’s tax deduction for compensation paid to any Named Executive was reduced to $500,000 annually from $1,000,000.

Review of Risk Associated With Compensation Plans.  The Compensation Committee reviews incentive plans on an annual basis to determine appropriate awards for the prior year and to make adjustments for the current year’s incentives and award levels. Historically, incentive compensation plans have included provisions that enable adjustment for the final scoring and payments based on audited results and other factors. The Company expects to continue such plans in future years; in 2010 there were limits in the ability to make awards under cash-based incentive plans due to TARP restrictions.

All members of the Compensation Committee are provided information regarding the Company’s financial performance and they use this information when reviewing and approving incentive payouts to the Named Executives. The board regularly receives reports about key credit measures and steps undertaken by management to address credit risk and discourage excessive or unnecessary risk-taking.

In 2010, the Committee met with senior risk officers of the Company to review the incentive compensation plans and concluded that those plans that were permitted to continue did not present risks that were reasonably likely to have a material adverse effect on the Company, encourage earnings manipulation or expose the Company to unnecessary risk. The Company suspended cash incentive-based compensation plans for all employees in 2010, with the exception of the real estate department employees, none of whom are Named Executives. All but one of eleven real estate loan officers received incentive-based compensation for originating mortgages; the remaining real estate officer received commission-based compensation for originations. Risk related to incentive and commission based compensation to loan officers is mitigated through internal audits and the fact that loans are sold into the secondary market and must meet certain conditions for sale. In recognition of efforts to integrate two banks and continued positive earnings in a difficult economic and banking environment, a Company-wide bonus was paid at year end 2010, which was not part of a formal incentive plan and was not tied to specific results. Named Executives were not entitled to receive the Company-wide bonus due to TARP restrictions.

Following its discussion with senior risk officers, the Committee unanimously authorized the TARP certification found in the Compensation Committee report, below.

Compensation Programs and 2010 Compensation Decisions.  For 2010, WBCO’s compensation program included competitive salaries and benefits and also opportunities for employee ownership of WBCO common stock through a stock incentive plan. The Company completed a comprehensive review of the Chief Executive Officer’s compensation package and worked with Bank Compensation Consulting, a compensation consultant, to design equity awards and a retirement benefit that both complied with TARP and met Company goals for the Chief Executive Officer’s compensation. A description of the compensation decisions for 2010 related to the Company’s Chief Executive Officer is included below.

In determining compensation packages for individual executives, the Compensation Committee considers WBCO’s overall performance, as measured by attainment of strategic and budgeted financial goals and prior performance. The Compensation Committee also reviews peer data and industry surveys of compensation for comparable positions with similar institutions in the State of Washington, the Pacific Northwest and the United States. Industry surveys are used as one element in determining the competitiveness of the compensation of the Company’s executives.

The Compensation Committee does not target a specific percentage, or benchmark, of peers or survey data. It is not anticipated that the limitations on deductibility, under the Internal Revenue Code Section 162(m), of compensation to any one executive that exceeds $1,000,000 (or $500,000 for 2010) in a single year will apply to WBCO or its subsidiaries in the foreseeable future. In the event that such limitation would apply, the Compensation Committee will analyze the circumstances presented and act in a manner that, in its judgment, would be in the best interests of the Company. This may or may not involve actions to preserve deductibility.

Components of WBCO’s compensation programs for Named Executives are as follows:

Base Salary and Bonus.  Salary levels of executive officers are designed to be competitive within the banking industry. In setting competitive salary ranges, the Compensation Committee works with management to periodically evaluate current salary levels of other financial institutions with size, lines of business, geographic locations and market place position similar to WBCO’s. The Compensation Committee does not use a targeted benchmark, or other formula, to establish salaries. The Chief Executive Officer provides recommendations for the base salaries of the Company’s other executive officers. The Compensation Committee reviews and approves or disapproves such recommendations. Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries are based on the Committee’s assessment of the individual’s performance. From time to time, the Company considers cash bonuses unrelated to incentive plans and paid such a bonus to employees in December 2010; under TARP rules, however, such bonuses were prohibited for Named Executives.

Cash Incentive Plan Awards.  The Company continued to suspend cash incentives for 2010.

Stock Option and Other Stock-Based Compensation.  Equity-based compensation is intended to more closely align the financial interests of WBCO’s executives with long-term shareholder value and to assist in the retention of executives who are key to the success of WBCO and Whidbey Island Bank. Equity-based compensation generally has been in the form of incentive stock options and restricted stock awards pursuant to existing stock plans. The Compensation Committee determines from time to time which of the Named Executives, if any, will receive stock awards and determines the number of shares subject to each grant. Recommendations for awards to other officers are made by executive management to the Compensation Committee. The total number of shares allocated for annual disbursement is determined by assuming a ten-year life of the stock award plan and disbursing up to 10% of the total available shares. The Company typically awards a mix of restricted stock and incentive stock options to support both motivation and longer term retention of employees. Grants of stock options and awards are based on the performance of WBCO and various subjective factors relating primarily to the responsibilities of individual executives, their expected future contributions to WBCO and prior grants.

Stock options are granted at the closing price of the Company’s Common Stock as reported on NASDAQ on the date of the grant. The majority of the awards granted by the Committee vest at a rate of equal percentages per year over three- to five-year periods, although the Stock Plan has provisions for exceptions in the case of certain terminations of employment or extraordinary events. Individual vesting periods of awards are determined by the Compensation Committee and may, at the Committee’s discretion, be considered independently from other awards. Requirements imposed on TARP recipients limit the transferability (or vesting) of restricted stock awards to no sooner than the achievement of repayment of certain percentage levels of TARP funds. For each 25% of the TARP funds repaid, an additional 25% of the restricted stock shares/units granted become transferable to the employee.

Equity-based compensation generally has been in the form of incentive and nonqualified stock options, and restricted stock awards pursuant to shareholder approved stock incentive plans, including the current 2005 Stock Incentive Plan. The plans are designed to provide a form of incentive compensation that promotes high performance and achievement of corporate goals by directors and employees, encourages the growth of shareholder value, and allows employees to participate in the long-term growth and profitability of the Company.

Hiring Incentives.  The Company considers hiring bonuses as an effective leverage point in attracting executive talent. Bonuses may be used as an incentive to an executive candidate to provide compensation in lieu of forfeited benefits from a previous employer in an effort to promote acceptance of a job offer from WBCO. Discretion is used in determining the amount of the hiring bonus to be offered, based, in part, on the amount and type of compensation forfeited, negotiated individual requirements, and common industry practices. The Compensation Committee reviews hiring bonus incentives. During 2010, no hiring bonuses were paid to the Named Executives.

In connection with the hiring of a new executive and consistent with industry practices, the Company may offer cash assistance to move household goods in the event that relocation is necessary. In addition, the Company may pay costs of housing and utilities for a short period of time after employment to allow time for relocation, or for a longer period in cases where the executive is not relocating permanently. Type and amount of relocation expenses will vary recognizing different recruiting conditions. Pursuant to a hiring agreement entered into in 2005, Mr. Niemer, who is not relocating permanently, received $15,600 for housing expenses (reflected on the Summary Compensation Table as taxable income to Mr. Niemer) as part of his 2010 compensation. Mr. Niemer’s housing expense is reviewed annually as part of his compensation and there is no guarantee from the Company or contractual requirement that it will be continued.

Deferred Compensation Plan.  In December 2000, the Bank approved the adoption of an Executive Deferred Compensation Plan (“Comp Plan”) to take effect January 2001, under which select participants may elect to defer receipt of a portion of eligible compensation. In December 2007, the Bank’s Board of Directors approved a resolution to suspend the Comp Plan effective January 1, 2008 and no contributions were allowed during calendar year 2008 due to the then-pending merger. The Comp Plan was reinstated and new contributions were permitted beginning January 2009.

The following is a summary of the principal provisions of the Comp Plan:

Purpose.  The purpose of the Comp Plan is to (1) provide a deferred compensation arrangement for a select group of management or highly compensated employees within the meaning of Sections 201(2) and 301(a)(3) of ERISA and directors of the Bank, and (2) attract and retain the best available personnel for positions of responsibility with the Bank and its subsidiaries. The Comp Plan is an unfunded deferred compensation agreement. Participation in the Comp Plan is voluntary and available to the Company’s executive officers, senior vice presidents, and directors.

Contributions and Earnings.  Eligible compensation for executives includes 25% of salary and 50% of annual cash incentive award. In no event may a participant’s total deferral reduce his taxable income to an amount less than the Social Security Wage Base in any calendar year. Participants may change their deferral election only during the annual open enrollment period, but may request a change in their investment strategy as often as monthly. The Bank retains the deferrals and credits a bookkeeping account in the participant’s name. Earnings accumulate on a tax-deferred basis and are based on the participant’s election of an investment index including various mutual funds. A third-party service provider tracks the contributions and earnings; the Bank audits the reports and provides periodic statements of account activity and balance information to individual participants.

Source of Benefits.  Benefits under the Comp Plan are payable solely by the Bank. To enable the Bank to meet its financial commitment under the Comp Plan, assets may be set aside in a corporate-owned vehicle. These assets are available to all general creditors of the Bank in the event of the Bank’s insolvency. Participants of the Comp Plan are unsecured general creditors of the Bank with respect to the Comp Plan benefits.

Deferrals under the Comp Plan may reduce compensation used to calculate benefits under the Bank’s 401(k) Plan. To the extent applicable, it is intended that the Comp Plan and any awards made under the Comp Plan comply with the requirements of Section 409A of the Internal Revenue Code. Any provision that would cause the Comp Plan or any award to fail to satisfy Section 409A will have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

Distributions.  In-service distributions are allowed. The participant may take a lump sum distribution by January 20th of a chosen year at least two years after the deferral unit is complete. The participant may also apply for an in-service distribution in the event of a financial hardship.

If a participant in the Comp Plan terminates employment for a reason other than retirement, the account balance will be paid in a lump sum distribution. Upon retirement, the participant will receive a lump sum distribution or annual installments over a 5, 10 or 15 year period, depending on the option chosen at the time of enrollment.

In the event of death of a participant prior to distribution, the participant’s beneficiary will receive the balance of the account.

Chief Executive Officer Compensation.  In 2010, the Compensation Committee completed a multi-year process that involved a review of Mr. Wagner’s compensation package. In 2007, the Company had entered into a merger agreement with Frontier Financial. As a result of the merger agreement, Mr. Wagner was scheduled to retire and receive a change in control termination benefit with the closing of the merger. Subsequently in 2008, the Company and Frontier Financial terminated the merger agreement. The time period between announcing the merger agreement and termination had been a challenging one for the Company, including loss of personnel and disruption to customers. Following termination of the merger agreement, the Board of Directors focused on ensuring that key members of the Company’s senior management remained with the Company. Specifically, the Board of Directors recognized Mr. Wagner as an essential member of the team who could rebuild the Company, recruit personnel, maintain customer relations and ultimately position the Company for growth. The Compensation Committee began to discuss retirement benefits and stock awards for Mr. Wagner to approximate the amount of change in control termination benefit Mr. Wagner had expected with his retirement — approximately $900,000.

In 2009, with the Company’s participation in the TARP Capital Purchase Program and subsequent Treasury restrictions on compensation, the Compensation Committee engaged Bank Compensation Consulting (“BCC”) to advise on the appropriate design of retirement benefits and stock awards for Mr. Wagner that complied with TARP restrictions and met the goals of providing Mr. Wagner a retirement benefit and incentives to maintain his focus on rebuilding the Company and positioning it for growth. BCC discussed a number of alternatives with the Compensation Committee and ultimately recommended a mix of a salary continuation plan, a post-retirement benefit with targeted retirement at age 69 (in 2012), and restricted stock awards vesting over three years.

The Compensation Committee also considered qualitative accomplishments in 2010. The Compensation Committee recognized the substantial time and effort expended by management (1) in continuing the successful operations of the company and maintaining profitability, while operating under the vast economic environment adversely affecting the entire financial industry, (2) sustaining corporate performance and regaining momentum following the downturn to current recession, and (3) successful acquisitions and recruitment of key personnel.

Based on the foregoing, and consistent with the Compensation Committee’s overall compensation philosophy, the Compensation Committee made the following determinations with respect to the Chief Executive Officer’s compensation in 2010: Mr. Wagner’s salary was continued at $280,000 for 2010. In addition, Mr. Wagner received, in accordance with the U.S. Treasury’s Interim Final Rule regarding TARP CPP executive compensation, a restricted stock unit award totaling 11,257 units vesting on three annual dates beginning December 31, 2010, which followed a restricted stock award of 11,930 units vesting over three years beginning on December 30, 2009. These grants were also subject to the TARP vesting requirements, which could lengthen the stated vesting requirements. The restricted stock unit awards granted to Mr. Wagner were part of the Compensation Committee’s comprehensive review of Mr. Wagner’s compensation and designed to provide retention incentive and reward him for his efforts in guiding the Company through the challenging economic environment during 2009. Further, the award was made to comply with the TARP requirements that limit the method of delivery of incentive compensation. The limitations require that incentive-based compensation be made only in the form of restricted stock and also require the recipient employee substantially work for at least two years from the date of the grant. The Company entered into Salary Continuation Agreements with Mr. Wagner that provide for a retirement benefit of an initial lump sum (from the Bank) and $75,000 per year ($50,000 from the Bank and $25,000 from the Company) commencing upon separation from service with the Company after reaching age 69 (with respect to the Bank) and age 72 (with respect to the Company). The Compensation Committee offered stock awards and the salary continuation plans based on the advice of BCC, with the goal of providing a retention plan that the Company had committed to following the terminated Frontier merger and the goal of ensuring a portion of Mr. Wagner’s compensation is tied to equity and the success of the Company.

Conclusion.  The Compensation Committee believes that for the 2010 fiscal year, the compensation of Mr. Wagner, as well as for the other Named Executives, was consistent with WBCO’s overall compensation philosophy and the performance of the Company for the year.

Summary Compensation Table

									Change in
									Pension Value
									and
									Nonqualified
								Non-Equity	Deferred
				Stock		Option		Incentive Plan	Compensation		All Other
Name and		Salary	Bonus	Awards		Awards		Compensation	Earnings		Compensation		Total
Principal Position	Year	($)	($)	($)		($)		($)	($)		($)		($)

PEO John Wagner	2010	280,000	0	143,752	(1)	0		0	38,591	(2)(3)	12,837	(4)	475,180
Wagner	2009	280,000	0	143,756	(5)	0		0	56,698	(2)	13,273	(4)	493,727
Wagner	2008	266,000	0	0		33,840	(6)	55,000 (7)	(86,104	)(2)	8,043	(4)	276,779
PFO Richard Shields	2010	176,400	0	44,765	(8)	0		0	NA		23,325	(9)	244,490
Shields	2009	176,400	0	0		0		0	NA		24,086	(9)	200,486
Shields	2008	176,400	0	0		56,400	(6)	38,377 (7)	NA		23,907	(9)	295,084
CCO Joseph Niemer	2010	183,855	0	44,765	(8)	0		0	NA		21,996	(10)	250,616
Niemer	2009	183,855	0	0		0		0	NA		22,775	(10)	206,630
Niemer	2008	183,855	0	0		28,200	(6)	39,998 (7)	NA		22,831	(10)	274,884
COO Bryan McDonald	2010	168,779	0	31,975	(8)	0		0	NA		5,446	(11)	206,200

(1)	Reflects an award of restricted stock units granted on 7/1/10 at the Nasdaq market closing price of $12.77, which is the “fair value” of the grant on the grant date. For information concerning the valuation assumptions used for the FASB ASC 718 fair value awards, see Note (1)(r) and Note (16) of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2010.

(2)	Reflects the participant’s net annual change in value for Comp Plan earnings; employee elected not to contribute in 2010; contributions to the Comp Plan were not allowed in 2008 due to a pending merger that was later terminated.

(3)	Pursuant to TARP restrictions, no benefits accrued under the Salary Continuation Plan during 2010.

(4)	The amount disclosed represents matching contributions under the Company’s 401(k) Plan, insurance premiums for long-term disability, group term life, and accidental death and dismemberment insurance; and the value associated with the personal use of a Company-owned vehicle.

(5)	Reflects an award of restricted stock units granted on 12/30/09 at the Nasdaq market closing price of $12.05, which is the “fair value” of the grant on the grant date. For information concerning the valuation assumptions used for the FASB ASC 718 fair value awards, see Note (1)(r) and Note (16) of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2010.

(6)	Reflects the “fair value” of a stock option award granted on 6/26/08 at the Nasdaq market closing price of $9.11. For information concerning the valuation assumptions used for the FASB ASC 718 fair value awards, see Note (1)(r) and Note (16) of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2010.

(7)	Reflects non-equity incentive plan compensation earned in 2008 but paid in 2009.

(8)	Reflects an award of restricted stock units granted on 6/30/10 at the Nasdaq market closing price of $12.79, which is the “fair value” of the grant on the grant date. For information concerning the valuation assumptions used for the FASB ASC 718 fair value awards, see Note (1)(r) and Note (16) of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2010.

(9)	The amount disclosed represents retention bonus of $16,667 plus: matching contributions under the Company’s 401(k) Plan, together with long-term disability, group term life, and accidental death and dismemberment insurance premiums.

(10)	The amount disclosed represents a housing expense of $15,600 plus: matching contributions under the Company’s 401(k) Plan, together with long-term disability, group term life, and accidental death and dismemberment insurance premiums.

(11)	The amount disclosed represents matching contributions under the Company’s 401(k) Plan, together with long-term disability, group term life, and accidental death and dismemberment insurance premiums.

Employment Agreements.  For the reported periods, the Company had executive employment agreements with Messrs. Niemer, Shields and Wagner. The agreement with each of these executives annually renew, with automatic extensions of one year unless written notice of nonrenewal is provided by either party. The agreements provide for the executive to receive a severance benefit in the event of a “change of control” and termination of the executive either by employer without “cause”, or by the executive for “good reason” (all as defined in the agreements). The agreements contain a covenant not to compete, whereby the executive agrees to not directly or indirectly be employed by, own, manage, operate, join, or benefit in any way from any business activity that is competitive with the Company’s business. For Mr. Wagner, the non-compete period is up to two years following a change of control and receipt of a severance benefit. For Messrs. Niemer and Shields, the non-compete period is up to 18 months. Further, in order to receive the severance benefit, the executive cannot resign from the Company during a change of control period, as defined in the employment agreements. On August 26, 2010, the Bank promoted Mr. McDonald to an executive officer position — Executive Vice President/Chief Operating Officer. Effective 12/31/10, the Company entered into an employment agreement with Mr. McDonald that has the same terms as Messrs. Niemer and Shields.

Retirement Agreement for Mr. Wagner.  The Company and the Bank are each party to a Salary Continuation Plan with Mr. Wagner dated December 10, 2010 (collectively, the “SCP”). The SCP provides for a fixed schedule of retirement benefits to be paid to Mr. Wagner if he retires on or after reaching age 69 (with respect to the Bank), on August 24, 2012, and age 72, on August 24, 2015 (with respect to the Company). The SCP normal retirement benefit is an initial lump sum of $100,000 (from the Bank) and $75,000 per year for five years from retirement age ($50,000 from the Bank and $25,000 from the Company). The SCP also provides for a lump sum payment equal to the Accrual Balance as of the date Mr. Wagner’s employment terminates if Mr. Wagner is terminated or leaves prior to his normal retirement date. The Accrual Balance is the liability amount due under the SCP as determined for financial accounting purposes. If, however, Mr. Wagner is terminated following a change of control, he would be entitled to a lump sum payment equal to $375,000. The SCP includes limits on benefits if the benefit would be non-deductible as an excess parachute payment under Sections 280G and 4999 of the Internal Revenue Code, as well as provisions to ensure compliance with Section 409A of the Internal Revenue Code and applicable bank regulations related to golden parachute payments. If Mr. Wagner dies while employed and prior to receiving benefits under the SCP, his estate is entitled to receive an initial lump sum of $100,000 (from the Bank) and $75,000 per year for five years ($50,000 from the Bank and $25,000 from the Company). If Mr. Wagner dies while receiving payments, his estate will receive the remainder of the scheduled payments. The SCP includes a condition whereby no benefits may accrue as long as TARP funds remain outstanding and benefits will only begin to accrue after TARP is repaid in accordance with the regulation. During 2010, Mr. Wagner was not entitled to receive or accrue benefits under the Salary Continuation Plan as the TARP investment remained outstanding.

Other Benefits.  The Company maintains a salary savings 401(k) Plan for its employees, including its executive officers. All persons employed by the Company who are at least 21 years of age may elect to contribute a portion of their salary to the 401(k) Plan beginning the first of the month following the employee’s date of hire. Participant employees are eligible to receive Company contributions following completion of at least one year of service and an annual minimum of 1,000 service hours; contributions of up to 6% of salary are matched 50% by the Company, subject to certain specified limits. WBCO contributed approximately $23 thousand in matching funds for the named Executives to the 401(k) Plan during 2010.

The Company provides the Named Executives benefits generally available to all employees including a group health insurance plan, and vacation and sick-pay benefits.

Grants of Plan-Based Awards

			All Other Stock	All Other Option		Grant Date
			Awards: Number	Awards:	Exercise or Base	Fair Value of
			of Shares of Stock	Number of Securities	Price of Option	Stock and
	Grant	Approval	or Units	Underlying Options	Awards	Option Awards
Name	Date	Date	(#)	(#)	($/Sh)	($)(2)

PEO John Wagner	7/1/2010	6/24/2010	11,257 (1)	0	NA	143,752 (1)
PFO Richard Shields	6/30/2010	6/24/2010	3,500 (1)	0	NA	44,765 (1)
CCO Joseph Niemer	6/30/2010	6/24/2010	3,500 (1)	0	NA	44,765 (1)
COO Bryan McDonald	6/30/2010	6/24/2010	2,500 (1)	0	NA	31,975 (1)

(1)	Also reported on the Summary Compensation Table and Outstanding Equity Awards at Fiscal Year-End Table.

(2)	For information concerning the valuation assumptions used for the FASB ASC 718 fair value awards, see Note (1)(r) and Note (16) of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2010.

Stock Incentive Plan.  WBCO shareholders approved the 2005 Stock Incentive Plan (“2005 Plan”), which makes available 833,333 shares of common stock for incentive and nonqualified stock options, or ISOs and NSOs, restricted stock awards and other equity-based awards. The following is a summary of the principal provisions of the 2005 Plan:

Purpose.  The purpose of the 2005 Plan is to (1) enhance the long-term profitability and shareholder value by offering equity-based incentive awards to employees, directors, consultants and agents of, and individuals to whom offers of employment have been made by, WBCO and its subsidiaries; (2) attract and retain the best available personnel for positions of responsibility with WBCO and its subsidiaries; and (3) encourage employees and directors to acquire and maintain stock ownership in WBCO.

Shares Subject to Plan.  The number of shares available under the 2005 Plan is adjusted for any stock splits, stock dividends, or other changes in the capitalization of the Company. To the extent permitted by applicable law, expired, forfeited, terminated or canceled award shares will become available again for new awards. As of March 15, 2011, there were: 203,955 shares subject to options granted but not exercised, and 46,604 restricted stock units and 1,353 restricted stock awards that remain subject to vesting conditions. As of March 15, 2011, shares issued pursuant to grants under the 2005 Plan include: 13,458 shares issued upon exercise of options; 47,924 shares issued upon vesting of restricted stock units; and 18,758 shares issued as restricted stock that have since satisfied the restrictions and are now unrestricted shares.

Limitations.  Not more than 25% of the aggregate number of shares available under the Plan may be issued to any participant during any one calendar year. In addition, in the case of ISOs, the aggregate fair market value of all shares becoming exercisable in any one year shall not exceed $100,000.

Types of Awards.  Awards may include: stock options, restricted stock awards, restricted stock units, performance shares, performance units, stock appreciation rights or dividend equivalent rights. ISOs are intended to meet all the requirements of an “Incentive Stock Option” as defined in Section 422 of the Internal Revenue Code.

Stock Option Grants.  The exercise price for each option granted is determined by the Compensation Committee, and for ISOs will not be less than 100% of the fair market value of WBCO common stock on the date of grant. For purposes of the 2005 Plan, “fair market value” means the closing transaction price of the common stock on the date of grant as reported on the Nasdaq Global Select Market System. NSOs are also issued at fair market value on the date of grant.

The term of options are fixed by the Compensation Committee. No ISO can be exercisable after 10 years from the date of the grant. Each option is exercisable pursuant to a vesting schedule determined by the Compensation Committee.

Amendment and Termination.  The Plan expires ten years after its effective date, provided that any outstanding awards at that time will continue for the duration of the award. The Board may terminate the 2005 Plan at any time. The Board may amend the Plan at any time, except that shareholder approval is required to (i) increase the number of shares of common stock subject to the Plan, (ii) increase the type of eligible participants, or (iii) make any amendment that would require shareholder approval under any applicable law or regulation.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by the Named Executives as of December 31, 2010.

	Option Awards					Stock Awards
	Number of	Number of				Number of
	Securities	Securities				Shares or	Market Value of
	Underlying	Underlying		Option		Units of Stock	Shares or Units of
	Unexercised	Unexercised		Exercise	Option	That Have	Stock that Have
	Options	Options		Price	Expiration	Not Vested	Not Vested
Name	(#)	(#)		($)	Date	(#)(7)	($)(6)
	Exercisable	Unexercisable

PEO John Wagner	8,000	4,000	(1)(5)	9.11	6/26/18	11,257 (4)	154,333	(4)
	1,576	1,051	(2)	15.98	4/26/17	11,930 (5)	163,560	(5)
	372	124	(3)	14.60	4/17/16	351	4,812
	549	0		6.15	1/2/13	50	685
PFO Richard Shields	8,333	6,667	(1)(5)	9.11	6/26/18	3,500 (4)	47,985	(4)
	1,576	1,051	(2)	15.98	4/26/17	351	4,812
	372	124	(3)	14.60	4/17/16	50	685
CCO Joseph Niemer	6,666	3,334	(1)(5)	9.11	6/26/18	3,500 (4)	47,985	(4)
	1,576	1,051	(2)	15.98	4/26/17	351	4,812
	496	124	(3)	14.60	4/17/16	50	685
COO Bryan McDonald	3,333	1,667	(1)(5)	9.11	6/26/18	2,500 (4)	34,275	(4)
	716	478	(2)	15.98	4/26/17	160	2,194
						125	1,714

(1)	3-year equal annual vesting beginning 6/26/09.

(2)	5-year equal annual vesting beginning 4/26/08.

(3)	5-year equal annual vesting beginning 4/17/07.

(4)	Also reported on Summary Compensation Table and Grants of Plan-Based Awards Table.

(5)	Also reported on Summary Compensation Table.

(6)	Market value on 12/31/10 using closing price of $13.71.

(7)	At 12/31/10, the Company was subject to TARP restrictions that restricted the vesting of executives’ equity awards.

Option Exercises and Stock Vested.  The following table summarizes the realized value of option exercises and restricted stock vested during 2010 held by the Named Executives:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

PEO John Wagner	0	NA	224	3,107
PFO Richard Shields	5,000	17,650	224	3,107

CCO Joseph Niemer	0	NA	224	3,107

COO Bryan McDonald	0	NA	204	2,766

Retirement Plan for Mr. Wagner.  The Salary Continuation Plan discussed in the CD&A expressly prohibited accrual of benefits while TARP funds remained outstanding; therefore, Mr. Wagner was not entitled to any benefits or vesting under the SCP during 2010.

Non-qualified Deferred Compensation.  The following table summarizes contributions and earnings in the Comp Plan by the Named Executives as of December 31, 2010:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at Last
	in Last FY	in Last FY	in Last FY	Distributions	Fiscal Year End
Name	(1)($)	($)	($)	($)	($)

PEO John Wagner	0	0	38,591 (2)	0	324,117
PFO Richard Shields	0	NA	NA	NA	NA
CCO Joseph Niemer	0	NA	NA	NA	NA
COO Bryan McDonald	0	NA	NA	NA	NA

(1)	None of the executives elected to participate in the Comp Plan during 2010.

(2)	Reflects the participant’s net annual change in value for Comp Plan earnings. Also reported on Summary Compensation Table.

Potential Payments on Termination or Change in Control

The section below describes the payments that may be made to Named Executives upon Separation, as defined below, pursuant to individual agreements, or in connection with a Change in Control.

Executive Severance and Employment Agreements.  The Company is party to executive employment agreements with Messrs. McDonald, Niemer, Shields and Wagner. In the event of a Change of Control and termination of the executive either by employer without Cause, or by the executive for Good Reason (all as defined in the agreements), a severance benefit would be paid. The severance benefit for Mr. Wagner would be an amount equal to two and one half times the amount of his highest base salary over the prior three years plus two times the amount of the annual bonus last paid, or two times the average bonus paid over the prior three years, whichever is greater. The agreements for Messrs. Shields, Niemer and McDonald provide that the executive would receive a severance benefit in an amount equal to two times the amount of his highest base salary over the prior three years plus one and one half times the amount of the annual bonus last paid, or two times the average bonus paid over the prior three years, whichever is greater.

The provisions of the executive employment agreements are triggered by a “change of control,” which means a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company, as such terms are defined and used in Section 280G of the Internal Revenue Code.

Termination Due to Disability or Upon Death.  If the Company terminates Mr. Niemer, Shields, McDonald or Wagner on account of any mental or physical disability that prevents him from discharging his duties under his employment agreement, he is entitled to all base salary earned and reimbursement for expenses incurred through the termination date, plus a pro rata portion of any annual bonus for the year of termination. In case of the death of Mr. Niemer, Shields, McDonald or Wagner, the Company is obligated to pay to his surviving spouse, or if there is none, to his estate that portion of his base salary that would otherwise have been paid to him for the month in which his death occurred, and any amounts due him pursuant to any deferred compensation plan, and any other death, insurance, employee benefit plan or stock benefit plan provided to him by the Company.

The table below estimates amounts payable upon a separation as if the Named Executive separated from service on December 31, 2010, using the closing share price of WBCO common stock of $13.71 as of that date.

	Before or After
	Change in
	Control
	Termination
	w/o Cause or
	for Good
	Reason	Death		Disability
Name	(1)(2)($)	($)		($)

PEO John Wagner	1,464,243 (3)	1,079,020	(2)(3)(4)	361,126	(3)(5)
PFO Richard Shields	471,328	553,501	(6)	12,321	(7)
CCO Joseph Niemer	482,883	556,392	(6)	15,585	(8)
COO Bryan McDonald	552,106	451,569	(9)	11,569	(10)

(1)	Includes salary and non-equity incentive plan payouts, premiums for health and dental insurance for 18 months, accrued vacation (if any), and the value of accelerated vesting of restricted stock.

(2)	At 12/31/10, the Company was subject to TARP restrictions on golden parachute payments, which would have restricted payments in connection with termination. Pursuant to TARP restrictions, no benefits accrued under the Salary Continuation Plan during 2010.

(3)	Includes deferred compensation balance of $324,117.

(4)	Includes vacation accrual, $317,894 in value of accelerated vesting of restricted stock, life insurance benefit of $260,000 and BOLI survivor benefit of $150,000.

(5)	Includes accrued vacation, plus $10,000 reflecting the first payment of a monthly benefit paid to the individual by a fully-insured policy while the individual remains disabled but for a maximum of 18 months.

(6)	Includes vacation accrual, life insurance benefit of $400,000 and BOLI survivor benefit of $150,000.

(7)	Includes accrued vacation, plus $8,820 reflecting the first payment of a monthly benefit paid to the individual by a fully-insured policy while the individual remains disabled up to age 65.

(8)	Includes accrued vacation, plus $9,193 reflecting the first payment of a monthly benefit paid to the individual by a fully-insured policy while the individual remains disabled up to age 65.

(9)	Includes vacation accrual, life insurance benefit of $400,000 and BOLI survivor benefit of $50,000.

(10)	Includes accrued vacation, plus $10,000 reflecting the first payment of a monthly benefit paid to the individual by a fully-insured policy while the individual remains disabled up to age 65.

Director Compensation

							Changes in
							Pension Value
							and
							Nonqualified
		Fees Earned				Non-Equity	Deferred
		or paid in	Stock		Option	Incentive Plan	Compensation	All Other
		Cash	Awards		Awards	Compensation	Earnings	Compensation	Total
Name	Year	($)	($)		($)	($)	($)	($)	($)

Gregg Davidson(1)	2010	10,000	0		0	0	N/A	0	10,000
Jay Lien(2)	2010	25,950	19,185	(8)	0	0	N/A	0	45,135
Gragg Miller(3)	2010	26,550	19,185	(8)	0	0	N/A	0	45,735
Anthony Pickering(4)	2010	32,500	19,185	(8)	0	0	N/A	0	51,685
Robert Severns(5)	2010	22,000	0		0	0	935 (9)	0	22,935
Edward Wallgren(6)	2010	25,450	19,185	(8)	0	0	12,779 (9)	0	57,414
Dennis Wintch(7)	2010	11,450	0		0	0	4,938 (9)	0	16,388

(1)	Resigned as a director as of June 14, 2010; as of 12/31/10, there were zero stock awards and stock options outstanding.

(2)	As of 12/31/10, the aggregate number of stock awards outstanding was 3,234; the aggregate number of stock options outstanding was 5,149.

(3)	As of 12/31/10, the aggregate number of stock awards outstanding was 1,500; and zero stock options outstanding.

(4)	As of 12/31/10, the aggregate number of stock awards outstanding was 3,234; the aggregate number of stock options outstanding was 10,591.

(5)	As of 12/31/10, there were zero stock awards and stock options outstanding.

(6)	As of 12/31/10, the aggregate number of stock awards outstanding was 3,234; the aggregate number of stock options outstanding was 2,925.

(7)	Director term expired at the conclusion of the May 13, 2010 Annual Meeting of Shareholders; as of 12/31/10, there were zero stock awards and stock options outstanding.

(8)	The value as of the grant date of a Restricted Stock Unit award for 1,500 units granted June 30, 2010 based on the Nasdaq closing price of $12.79 on June 30, 2010.

(9)	Reflects the participant’s net annual change in value for Comp Plan contributions.

During 2010, the Company’s non-officer directors received a monthly retainer of $1,000 plus $500 for each monthly board meeting attended, and $500 for each special board meeting attended. The Chairman of the Board received an additional $1,000 per month, but did not receive committee fees. The Audit Committee Chairman received an additional $450 per month, the Compensation Committee Chairman and the Corporate Governance/ Nominating Committee Chairman each received an additional $250 per month. Excluding the Chairman of the Board, non-officer directors received $350 for each committee meeting attended for which they were a member. The Company has one officer-director who does not receive fees for service as a director. While it is recommended that directors are also shareholders of WBCO stock, there is no requirement that a director must have an equity ownership position in the Company.

Since 1993, the Company has used shareholder-approved stock award plans that allow for stock options and awards to be granted to directors, as well as officers and key employees. On June 30, 2010, four of the non-officer directors (those who had served for more than 12 months) were each granted a restricted stock unit award of 1,500 units (each unit represents one share) of WBCO stock and the value was reported as part of their compensation for 2010. As of March 15, 2011 no stock awards had been granted to directors in 2011.

Equity Compensation Plan Information.  The following table summarizes the number of shares subject to exercise and the number available for future issuance as of March 15, 2011:

	Number of		Number of
	Securities to be		Securities
	Issued Upon	Weighted Average	Remaining
	Exercise of	Exercise Price of	Available for
Plan Category	Outstanding Options	Outstanding Options	Future Issuance

Equity compensation plans approved by security holders(1)	203,955	$10.09	539,482
Equity compensation plans not approved by security holders	—	—	—
Total	203,955	$10.09	539,482

(1)	As of March 15, 2011 and in addition to stock options, there were 46,604 restricted stock units awarded (each unit represents one share), which are subject to issuance upon vesting of the awards. Of the 46,604 currently outstanding RSU awards, 18,127 are scheduled to vest during the remainder of 2011.

COMMITTEE REPORTS

The following reports of the Audit Committee and Compensation Committee are made pursuant to the rules of the Securities and Exchange Commission and NASDAQ listing standards. These reports shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended or the Exchange Act, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such acts.

Report of the Audit Committee.  The following report of the Audit Committee is made pursuant to SEC rules and the Company’s Audit Committee Charter. In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent auditors the independent auditors’ independence.

As outlined in the Company’s Audit Committee Charter, the Audit Committee’s job is one of oversight. Management is responsible for the preparation of the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Audit

Committee and the Board recognize that management, the internal audit staff and the independent auditors have more resources, time, detailed knowledge and information regarding the Company’s accounting, auditing, internal control and financial reporting practices than the Audit Committee does. Accordingly, the Audit Committee’s oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Respectfully submitted by:

Audit Committee:
Gragg E. Miller, Chairman
Anthony B. Pickering
Robert T. Severns

COMPENSATION COMMITTEE REPORT.

The Compensation Committee certifies that:

1. It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

2. It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

3. It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.

The Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2010.

Respectfully submitted by

Compensation Committee:
Edward J. Wallgren, Chairman
Jay T. Lien
Anthony B. Pickering
Robert T. Severns

INTEREST OF DIRECTORS AND MANAGEMENT IN CERTAIN TRANSACTIONS

During 2010, certain directors and executive officers of WBCO and the Bank, and their associates, were customers of the Bank, and it is anticipated that such individuals will be customers of the Bank in the future. Insider “related interests” are disclosed through annual questionnaires and reported in compliance with applicable federal and state laws, and banking regulations. Pursuant to written Company policies and procedures, insider transactions are promptly and fully disclosed to the Board by senior management in conjunction with the Bank’s compliance department. All transactions between the Bank and its officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated persons. In the opinion of management, such transactions with executive officers and directors did not involve more than the normal risk of collectability or present other unfavorable features. The aggregate outstanding amount of loans to directors and officers and their related parties was approximately $3.3 million on December 31, 2010, which represented approximately 1.8% of our consolidated shareholders’ equity at that date. All such loans are currently in good standing and are being paid in accordance with their terms.

We have a formal review and approval process for loans extended by the Bank to related persons. WBCO does not extend credit to any officers or directors. However, many of our directors and officers, their immediate family members and affiliated businesses, borrow from and have deposits with the Bank. All loans to related parties are made in the ordinary course of the Bank’s business, and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank. These loans did not and do not involve more than the normal risk of collection or present other unfavorable features to the Bank. Loans by the Bank to directors and designated executive officers are governed by Regulation O, 12 CFR Part 215. All of our Named Executives are designated as executive officers of the Bank under Regulation O.

RELATIONSHIP WITH
INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Moss Adams LLP (“Moss Adams”) was engaged by WBCO as its independent accountants for the year ended December 31, 2010. WBCO has selected the firm of Moss Adams as its independent accountants for the year ending December 31, 2011. A representative of Moss Adams is expected to be present at the Annual Meeting to make a statement, if desired, and to be available to respond to appropriate questions.

Fees Billed By Moss Adams During 2010

Audit and Non-audit Fees.  The following table presents fees for professional audit services rendered by Moss Adams for the audit of the Company’s annual financial statements for 2010 and 2009, and fees billed for other services rendered by Moss Adams.

	2010	2009

Audit fees(1):	$384,000	$263,000
Audit related fees(2):	119,000	59,000
Tax fees:	0	0
All other fees:	0	0
TOTAL	$503,000	$322,000

(1)	Includes fees for audit of the Company’s annual consolidated financial statements; reviews of the Company’s quarterly consolidated financial statements; and audit of internal controls over financial reporting.

(2)	For assistance with comfort letter to underwriters for capital raising activities; audit of the Company’s 401(k) plan; and acquisition audits.

The Company’s Audit Committee charter contains the Company’s policy on pre-approval of all non-audit services permitted under Commission rules that may be provided to the Company by the independent auditors. The Company requires that all non-audit services rendered to the Company by Moss Adams be approved by the Audit Committee. The Audit Committee pre-approves, on a quarterly basis, the provision of certain permissible tax services and services related to compliance with the Sarbanes Oxley Act of 2002 up to a designated dollar amount per quarter. All other proposals for non-audit services are submitted to the Audit Committee for prior approval. In all cases, the Audit Committee considers whether the provision of such services would impair the independence of the Company’s auditors.

CODE OF ETHICS

The Company has adopted a Code of Conduct which contains a Code of Ethics that is applicable to the Chief Executive Officer, Chief Financial Officer and all other persons performing similar functions. The Company’s Code of Conduct is available on the Company’s website at www.wibank.com and is also available free of charge by writing to Washington Banking Company, Investor Relations, 450 SW Bayshore Drive, Oak Harbor, WA 98277. We require all employees to adhere to the Code of Conduct in addressing legal and ethical issues that they encounter. The Code requires employees to avoid conflicts of interest, comply with all laws and regulations, and conduct business in an honest and ethical manner. Our employees may report confidential and anonymous complaints to an “ethics hotline” by calling a toll-free phone number maintained by an independent vendor.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

A shareholder proposing to transact business at WBCO’s 2012 Annual Meeting of Shareholders must provide notice of such proposal to the Corporate Secretary of WBCO no later than December 3, 2011 for the shareholder proposal to be considered for inclusion in WBCO’s proxy statement and form of proxy relating to its 2012 Annual Meeting of Shareholders.

If WBCO receives notice of a shareholder proposal after February 16, 2012, the persons named as proxies in the form of proxy will have discretionary authority to vote on such shareholder proposal.

In addition, shareholders seeking to include proposals in the proxy materials for the 2012 Annual Meeting of Shareholders must comply with all applicable regulations, including Rule 14a-8 under the Exchange Act.

ANNUAL REPORT

The Company’s Annual Report, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC, accompanies this proxy statement. Additional copies will be furnished to shareholders upon written request to Washington Banking Company, Investor Relations, 450 SW Bayshore Drive, PO Box 7001, Oak Harbor, WA 98277.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters should properly come before the Annual Meeting, it is the intention of the persons appointed in the Proxy to vote the shares represented by the Proxy in accordance with recommendations of management on such matters.

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, AND ARE THE RECORD HOLDER OF YOUR SHARES (OR HOLD A “LEGAL PROXY” FROM YOUR BROKER) YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY FOLLOWING THE INSTRUCTIONS SET FORTH UNDER “SOLICITATION, VOTING AND REVOCABILITY OF PROXIES.”

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote “FOR” Proposals 1, 2, 3 and 5 and to recommend an annual (every year) vote on Proposal 4.	For	Against	Abstain

1.	AMENDMENT TO ARTICLES OF INCORPORATION. To approve an amendment to our Articles of Incorporation that would declassify the Board of Directors and provide for the annual election of directors.	☐	☐	☐
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2.	ELECTION OF DIRECTORS. To elect as directors the individuals listed below to serve until the 2012 annual meeting of shareholders (or in the event proposal #1 does not pass, to elect Jay T. Lien and Edward J. Wallgren to serve until the 2014 annual meeting of shareholders) and until their successors are duly elected and qualified.

	For	Withhold		For	Withhold		For	Withhold
01 - Jay T. Lien	☐	☐	02 - Gragg E. Miller	☐	☐	03 - Anthony B. Pickering	☐	☐
04 - Robert T. Severns	☐	☐	05 - John L. Wagner	☐	☐	06 - Edward J. Wallgren	☐	☐

3.	NON-BINDING ADVISORY “SAY-ON-PAY” VOTE ON EXECUTIVE COMPENSATION. To consider a resolution to approve the compensation of named executive officers as disclosed in the proxy statement.	For ☐	Against ☐	Abstain ☐

5.	NON-BINDING RATIFICATION OF AUDITOR APPOINTMENT. To ratify the Audit Committee’s appointment of Moss Adams LLP as the Company’s independent registered public accountant for the fiscal year ending December 31, 2011.	For ☐	Against ☐	Abstain ☐

		1 Yr	2 Yrs	3 Yrs	Abstain
4.	NON-BINDING ADVISORY VOTE ON FREQUENCY OF THE “SAY-ON-PAY” VOTE. To consider an advisory vote on how often to hold the non-binding advisory vote on executive compensation.	☐	☐	☐	☐

6.	OTHER MATTERS. The Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters should properly come before the Annual Meeting, it is the intention of the persons appointed in the Proxy to vote the shares represented by the Proxy in accordance with recommendations of management.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears above. Joint owners each should sign. Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Washington Banking Company

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF WASHINGTON BANKING COMPANY
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2011
The undersigned shareholder of WASHINGTON BANKING COMPANY (“WBCO”) hereby appoints Anthony B. Pickering and Edward J. Wallgren, or either of them acting in the absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me in my place and stead to act and vote all the common stock of WBCO standing in my name and on its books on March 15, 2011, at the Annual Meeting of Shareholders to be held at the Best Western Harbor Plaza, 33175 State Route 20, Oak Harbor, Washington on May 19, 2011 at 3:00 p.m., and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present.
This proxy is solicited by the management of WBCO. This proxy, when properly executed, will be voted as directed. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 5 AND WITH RESPECT TO PROPOSAL 4 TO RECOMMEND AN “ANNUAL” VOTE. Proxies may vote in their discretion as to such other matters as may properly come before the meeting.